Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Artio Global Investors Inc.

We consent to the incorporation by reference in the registration statement (No. 333-149178) on Form S-1 of Artio Global Investors Inc. and subsidiaries of our report dated March 5, 2010, with respect to the consolidated statements of financial position of Artio Global Investors Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Artio Global Investors Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York
March 5, 2010

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